STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 03:00 PM 08/20/2002
020526472 - 3547826

CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF WECOMM, LTD.

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weComm, Ltd. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Sole Director of the Company has approved, by written consent in accordance with the provisions of Section 141 of the General Corporation Law of the State of Delaware (the "GCL"), a resolution duly amending the Certificate of Incorporation of said corporation, as follows:

RESOLVED, that Article I of the Certificate of Incorporation is hereby amended to read as follows:

"FIRST: The name of the corporation is SRM Networks, Inc. (the "Corporation")."

SECOND: That the Sole Stockholder of the Company has consented thereto in writing pursuant to Section 228 of the GCL.

THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the GCL.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Jan Barcikowski, its Sole Stockholder, Sole Director, Chief Executive Officer and Secretary as of the 8th day of August, 2002.

By: /s/ Jan Barcikowski
Jan Barcikowski, Sole Director and CEO